QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.50

[Wind River Letterhead]

September 14, 2001
Mr. Curtis Schacker
171 Alpine Terrace
Oakland, CA 94618

Re: Separation Agreement

Dear Curtis:

    As you have been informed, Wind River Systems (the "Company") has eliminated your job position as part of its recent restructuring. This Agreement sets forth the substance of the separation agreement (the "Agreement") that the Company is offering you to aid in your employment transition.

    1.  SEPARATION.  You acknowledge that your last day of employment with the Company will be October 4, 2001 (the "Separation Date").

    2.  ACCRUED SALARY AND PAID TIME OFF.  On the Separation Date, the Company will pay you your final check, including all salary and accrued and unused vacation through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.

    3.  OUTPLACEMENT SERVICES.  The Company has engaged the services of Right Management Consultants to assist you with your search for new employment. As part of this Agreement, the Company will allow you time to consult with Right Management Consultants and to conduct job search activities consistent with your job responsibilities during the last two months of your employment.

    4.  SEVERANCE BENEFITS.  As part of this Agreement, you are eligible for severance benefits pursuant to the terms of the Wind River Systems, Inc. Vice Presidents' Severance Benefit Plan ("Severance Plan"), a copy of which is attached as Exhibit A. Under the Severance Plan, the Company will make severance payments to you in amounts equal to your base salary in effect on the Separation Date for 52 weeks following the Separation Date (the "Severance Period"). These payments will be subject to standard payroll withholdings and deductions and shall be made on the Company's ordinary payroll dates, beginning with the first payroll date following the Effective Date of the Release of Claims attached hereto as Exhibit B, provided, however that this Release of Claims should not be signed by you until on or after the Separation Date.

    5.  HEALTH INSURANCE.  After the Separation Date, to the extent provided by federal COBRA law and the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights. As part of this Agreement, and under the terms of the Severance Plan, if you timely elect continued coverage under COBRA, the Company will pay your COBRA premium for thirteen (13) months of coverage. After that time, you will be responsible for the full cost of your COBRA premium for the remainder of the applicable COBRA period.

    6.  STOCK OPTIONS.  Your stock options will continue to vest until the Separation Date. You will then have until the close of market on January 3, 2002 to exercise any option shares that were vested as of the Separation Date. All other terms, conditions, and limitations applicable to your options will remain in full force and effect pursuant to the applicable stock option agreements between you and the Company, the applicable stock option plan documents, and any other documents applicable to the options.

    7.  REPAYMENT OF LOAN.  On May 26, you and the Company entered into a Secured Promissory Note ("Loan Agreement') under which the Company loaned you and you agreed to repay a principal amount of one million, eight hundred and fifty thousand dollars ($1,850,000), plus interest. Under the terms of the Loan Agreement, the full amount of the loan becomes due and payable on the Separation Date. Subject to securing the agreement of all required parties to the Loan Agreement, as part of this Agreement, the Company will allow you to repay the outstanding balance of principal and interest due on the loan, including interest accrued through the payoff date, on or before June 30, 2002.

    8.  EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you in accordance with its regular business practices.

    9.  RETURN OF COMPANY PROPERTY.  You agree that on or before the Separation Date you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment (including, but not limited to the Company-issued laptop computer and cellular telephone), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

    10.  NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

    11.  PROPRIETARY INFORMATION OBLIGATIONS.  Both during and after your employment, you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

    12.  CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever, except that: (a) you may disclose this Agreement on confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to discuss this Agreement with any present or former Company employees, consultants or independent contractors.

    13.  NONCOMPETITION.  During your continued employment by the Company until the Separation Date, and during the Severance Period, except on behalf of the Company, you agree that you will not, directly or indirectly, whether as an officer, director, stockholder, employee, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever, be employed by, perform services for, or have any business connection with the following companies or their successors: Microsoft, Green Hills Software, ENEA, LINEO, Linux Works, Red Hat, Symbian, Rationale, Palm, QNX, Monta Vista Software. However, anything above to the contrary notwithstanding, you may own, as a passive investor, publicly- traded securities of any Competitor, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than two percent (2%) of the voting stock of such corporation.

    14.  NONSOLICITATION.  During your continued employment by the Company until the Separation Date, and during the Severance Period, except on behalf of the Company, you agree that you will not, directly or indirectly, solicit, entice, induce, or encourage any of the Company's employees or independent contractors to become employees or independent contractors to or for any other person or entity.

    15.  BREACH OF NONCOMPETITION OR NONSOLICITATION PROVISIONS.  You agree that if you breach your Noncompetition or Nonsolicitation obligations under this Agreement, the Company's obligation to make any severance payments hereunder or to continue paying your premiums for COBRA coverage will cease immediately. Nothing in this paragraph 15 waives the Company's right to pursue other action against you for any breach of your obligations under this Agreement.

    16.  NONDISPARAGEMENT.  Both you and the Company (by its officers and directors) agree not to disparage the other in any manner likely to be harmful to the business or personal reputation of the other party or its officers, directors, employees, agents, and affiliates provided that both you and the Company will respond accurately and fully to any question, inquiry, or request for information when required by legal process.

    17.  RELEASE.  In exchange for and as a condition to receiving the severance payments, COBRA premiums, outplacement services, extension of the loan repayment period and other consideration under this Agreement and the Severance Plan to which you would not otherwise be entitled, you agree to sign, deliver to the Company, and make effective the Release of Claims, attached hereto as Exhibit B. The Release of Claims should be signed by you on or after the Separation Date.

    18.  MISCELLANEOUS.  This Agreement and its exhibits constitute the complete, final, and exclusive embodiment of your entire agreement with the Company, and supersedes all prior and contemporaneous agreements, promises and representations, with regard to its subject matters. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement shall bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns.

    If this letter accurately sets forth our understanding, please sign below and return the entire Agreement to me. On behalf of the Company, I wish you the best of luck in your future endeavors.

Sincerely,
Wind River Systems, Inc.

By: /s/ John P. Brennan John P. Brennan Vice President, Human Resources

Exhibit A:	Wind River Systems, Inc. Vice Presidents' Severance Benefit Plan
Exhibit B:	Release of Claims
Exhibit C:	Proprietary Information and Invention Agreement
Exhibit D:	ADEA Disclosure

I UNDERSTAND AND AGREE TO THE TERMS SET FORTH ABOVE.

/s/ Curtis Schacker	10/8/01
Curtis Schacker	Date

EXHIBIT A

Wind River Systems, Inc.
Vice Presidents' Severance Benefit Plan*

*
Omitted. Document previously filed on June 13, 2001 by the Registrant as Exhibit 10.40 to Form 10-Q for the period ended April 30, 2001.

  EXHIBIT B

  RELEASE OF CLAIMS

  (To be signed on or after October 4, 2001)

    In exchange for and as a condition to receiving the severance payments, COBRA premiums, outplacement services, extension of the loan repayment period and other consideration under the Wind River Systems, Inc. Vice Presidents' Severance Benefit Plan and the separation agreement between Wind River Systems, Inc. (the "Company") and me dated September 14, 2001 (the "Separation Agreement"), I hereby release, acquit and forever discharge the Company, its officers, directors, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) that I have the right to consult with an attorney prior to executing this Release; (c) I have had forty-five (45) days to consider this Release; (d) I have seven (7) days following the date I sign this Release to revoke it; (e) I have received a disclosure from the Company including a list of the ob titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination; and (f) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8h) day after this Agreement is executed by me, or on the date it is received by the Company, whichever is later ("Effective Date").

    I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights

1

and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

By:	/s/ Curtis Schacker

Curtis Schacker
Date:	10/8/01

2

EXHIBIT C

INVENTION ASSIGNMENT AND
PROPRIETARY INFORMATION AGREEMENT

    In consideration of my employment or continued employment by Wind River Systems, Inc. (the "Company") and the compensation now and hereafter paid to me, I hereby represent and agree as follows:

1.
I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of my employment with the Company, I am expected to make new contributions to and create inventions of value for the Company.

2.
I will promptly disclose in confidence to the Company all inventions, improvements, original works or authorship, formulas, processes, computer programs, databases and trade secrets ("Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, which are related in any way to the business of the Company, similar to or competitive with the products or research and development activities of the Company, or sold to the Company's customers or potential customers.

3.
I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company or (c) relate to the business or the actual or anticipated research or development of the Company, will be the sole and exclusive property of and are hereby assigned to the Company. I understand that the provisions of this paragraph do not apply to any Invention that qualifies fully under Section 2870 of the California Labor Code, which is set forth in the Appendix to this Agreement.

4.
I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

5.
I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights and other legal protections for the Company's Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to ad for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.
I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or other third party ("Proprietary

  Information"). Such Proprietary Information includes but is not limited to Inventions, ideas, data, know-how, developments, designs, techniques, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

7.
At all times, both during my employment and after its termination, I will keep all such Proprietary Information in confidence and trust, and I will not use or disclose any of such Proprietary Information without the written consent of the Company, except as may be necessary to perform my duties as an employee of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

8.
I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage m any employment or business activity other than for the Company. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company, I will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

9.
I represent that my performance of all terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment or proprietary information agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that ate not generally available to the public.

10.
To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

11.
This Agreement will be governed by and construed according to the laws of the State of California. If any provision of this Agreement is deemed unenforceable by law, then such provision will be deemed stricken from this Agreement, unless it can be modified by a court so as to render it enforceable consistent with the intent of the Agreement, and the remaining provisions will continue in full force and effect. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12.
This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior representations. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

13.
The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.
I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effected as of the first day of my employment by the Company.

    I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

EMPLOYEE		COMPANY
By:	/s/ Curtis Schacker	By:	/s/ Heather Schilling

Title:	V.P. Marketing	Title:	H.R. Rep

Date:	3/29/98	Date:	4/2/98

EXHIBIT A

Prior Inventions

    The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Wind River Systems, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

X	No inventions or improvements.
See below:

Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.
Additional sheets attached.
/s/ Curtis Schacker Employee Signature
Curtis Schacker Employee—Print Name
4/3/98 Date

1

APPENDIX

California Labor Code Section 2870

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)
Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)
Result from any work performed by the employee for the employer.

(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

QuickLinks

  Exhibit 10.50